Exhibit 10.24

FOURTH AMENDMENT TO

EMPLOYMENT AGREEMENT

This Fourth Amendment to Employment Agreement (the “Amendment”), dated April 6, 2009, is between AuthenTec, Inc., a Delaware corporation (the “Company”), and Frederick R. Jorgenson (“Employee”) and modifies that Employment Agreement entered into between the parties and having an effective date of November 13, 2006, as amended on January 20, 2007, June 7, 2007, and January 1, 2009 (the “Agreement”). The Company and Employee agree as follows:

1. Paragraph 2.(b)(ii)(B)(III) is deleted from the Agreement in its entirety and replaced with:

“(III)	If, employment is terminated Without Cause by the Company or for Good Reason by the Player at any time after the date hereof, and within twelve (12) months after a Change in Control, then Player is entitled to additional vesting of all Equity Awards granted to the Player under each stock incentive plan of the Company, such vesting shall be credited as of the date of employment termination such that Player will vest with respect to that number of additional shares that would have vested through the second anniversary of the Change of Control. For example, if Player is terminated within six months of the Change of Control, then Player’s Equity Awards would vest with respect to an additional 18 months.

The Equity Awards so vested shall remain exercisable until the later of (i) 90 days after the date the exercise period otherwise terminates or (ii) December 31 of the year in which the exercise period otherwise would terminate; provided, however, that to the extent any Equity Awards are “incentive stock options”, such options shall cease to be “incentive stock options”. Notwithstanding the foregoing, no Equity Award may be exercised after the end of the original maximum term of the Equity Award. The parties acknowledge and agree that this letter serves to amend the applicable Equity Award grant agreements to comport with the provisions set forth herein.

Notwithstanding anything in this letter agreement to the contrary, if the Player remains in the continuous employment of the Company for a period of twelve (12) months following a Change of Control, Player shall be entitled at such time to an additional twelve (12) months of vesting of all Equity Awards granted to Player under each stock incentive plan of the Company.”

2. The following paragraph will be inserted as a new Paragraph 2.(b)(iii)(E):

“(E)	“Equity Award” means any option, stock appreciation right, restricted stock, restricted stock unit, performance share or performance unit award or other award with respect to shares of the capital stock of the Company granted to you by the Company prior to a Change in Control, including any such award which is assumed or continued by, or for which a replacement award is substituted by, any successor to the Company in connection with the Change in Control.”

3. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect. On and after the date hereof, each reference in the Agreement to “this Agreement,” “herein,” “hereunder” or words of similar import shall mean and be a reference to the Agreement as amended by this Amendment.

4. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law rules of such state.

5. This Amendment may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date first written above.

THE COMPANY		EMPLOYEE

AuthenTec, Inc.

By:	/s/ F. Scott Moody	/s/ Frederick R. Jorgenson
Name:	F. Scott Moody	Frederick R. Jorgenson
Title:	Chief Executive Officer